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               EXHIBIT 5    OPINION OF MULDOON MURPHY & FAUCETTE LLP




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                                  March 7, 2002



Board of Directors
FIRSTFED AMERICA BANCORP, INC.
One FirstFed Park
Swansea, Massachusetts 02777

        Re: People's Bancshares, Inc., Amended and Restated Directors' Stock Option Plan
               People's Bancshares, Inc., 1996 Stock Option and Incentive Plan

Gentlemen:

        We have been requested by FIRSTFED AMERICA BANCORP, INC., a Delaware corporation, (the "Company") to issue a legal opinion in connection with the registration of 207,761 shares of the Company's common stock, $.01 par value (the "Shares") on Form S-8 under the Securities Act of 1933. The Shares may be issued under the outstanding stock option agreements governing stock options granted under the People's Bancshares, Inc. Amended and Restated Directors' Stock Option Plan and the People's Bancshares, Inc. 1996 Stock Option and Incentive Plan (collectively referred to as the "Plans").

        In connection with the merger of People's Bancshares, Inc., with and into the Company, effective February 28, 2002 (the "Merger"), the Company will succeed to and assume the obligations of People's Bancshares, Inc., under the Plans. In lieu of the shares of People's Bancshares, Inc., common stock which would have been issued under the Plans, the Shares will be issued, subject to adjustment for the exchange ratio set forth in the agreement governing the Merger.

        We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company, People's Bancshares, Inc., and their respective subsidiaries.

        Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares have been duly authorized and, upon payment for and issuance of the Shares in the manner



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Board of Directors
FIRSTFED AMERICA BANCORP, INC.
March 7, 2002
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described in the Plans and the outstanding option agreements, they will be legally issued, fully paid and nonassessable.

        The following provisions of the Company's Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Company's common stock:

               (a) Subsections C.3 and C.6 of Article FOURTH, which grant the Board the authority to construe and apply the provisions of that Article, and subsection C.4 of Article FOURTH, to the extent it obligates any person to provide, or authorizes the Board to demand, complete information concerning beneficial ownership of the Company's common stock; and

               (b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

        This opinion is rendered to you solely for your benefit in connection with the issuance of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted, in whole or in part, or otherwise be referred to or be furnished to any governmental agency (other than filed with the Securities and Exchange Commission as an exhibit to the aforementioned Registration Statement on Form S-8, in which this opinion is contained), or any other person or entity, without the prior written consent of this firm.

        We note that, although certain portions of the Registration Statement on Form S-8 (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of "experts" within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

        We hereby consent to the filing of this opinion as an exhibit to, and the reference to this firm in, the Company's Registration Statement on Form S-8.

                                     Very truly yours,

                                     /s/ Muldoon Murphy & Faucette LLP

                                     MULDOON MURPHY & FAUCETTE LLP